Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS STRONG FOURTH QUARTER
AND FISCAL YEAR 2010 EARNINGS GROWTH

     Pleasanton, California, March 17, 2011 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended January 29, 2011 of $1.37, up from $1.16 for the 13 weeks ended January 30, 2010. These results represent a strong 18% increase on top of an outstanding 53% gain for the same period last year. Net earnings for the 2010 fourth quarter grew to a record $161.8 million, up 13% from $142.9 million in the prior year. Sales for the fourth quarter ended January 29, 2011 grew 8% to $2.145 billion, with comparable store sales up 4% on top of a 10% gain in 2009.

     For the 52 weeks ended January 29, 2011, earnings per share were $4.63, up a robust 31% on top of a 52% gain in fiscal 2009 when earnings per share totaled $3.54. Net earnings for fiscal 2010 grew 25% to a record $554.8 million, from $442.8 million in the prior year. Sales for fiscal 2010 rose 9% to $7.866 billion, with same store sales up 5% on top of a 6% increase in 2009.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are extremely pleased with our robust sales and earnings gains for the fourth quarter and full year that were well ahead of our expectations. This strong growth is even more notable considering that it was on top of very large increases in the prior year. These results demonstrate that we continue to benefit from our favorable position as a value retailer as well as the efficient execution of our off-price strategies.”

     Mr. Balmuth continued, “Earnings before interest and taxes for the 2010 fourth quarter grew to 12.3% of sales, up about 60 basis points on top of an exceptional 260 basis point increase in the prior year. Our improved profit margin for the quarter was due to a 105 basis point decline in cost of goods sold partially offset by a 45 basis point increase in selling, general and administrative costs, which primarily reflects a timing difference related to benefit costs versus the prior year. For fiscal 2010, operating margin rose to a record 11.5%, up 140 basis points on top of a 250 basis point gain in 2009. This higher level of profitability was driven by a 130 basis point increase in gross margin combined with a 10 basis point reduction in selling, general and administrative expenses. The key factors contributing to our improved profitability for 2010 were much higher merchandise gross margin, lower shortage costs and leverage on operating expenses from the solid gain in same store sales.”

     Healthy operating cash flows continued throughout the year, providing the resources to make capital investments in new store growth and infrastructure as well as to fund the Company’s ongoing stock repurchase and dividend programs. A total of 6.7 million shares of common stock were repurchased during fiscal 2010, for an aggregate purchase price of $375 million. As the Company announced last month, its Board of Directors approved a new repurchase program for up to $900 million of common stock over the next two years through fiscal 2012. This new authorization, which represented approximately 12% of the Company’s total market capitalization at the time of the announcement, replaced the $375 million remaining under the prior two-year $750 million stock repurchase program. The Board also raised the quarterly cash dividend to $.22 per share, up 38% on top of a 45% increase in the prior year.

     In commenting on these actions, Mr. Balmuth noted, “Our larger stock repurchase authorization and substantial increase in the quarterly cash dividend demonstrate our confidence in the Company’s ongoing ability to generate significant amounts of excess cash after self funding the capital needs of our business. We have repurchased stock as planned every year since 1993 and have also raised our quarterly cash dividend annually since 1994. This consistent record of returning excess cash reflects our unwavering commitment to enhancing stockholder value and returns.”

     Looking ahead, Mr. Balmuth said, “We believe that the current record level of operating profitability we achieved in 2010 is sustainable, mainly due to our ongoing ability to offer customers desirable name-brand bargains while running our business with much lower inventory levels. Reducing the amount of merchandise in our stores has stimulated sales growth by increasing the freshness of our assortments. It has also been a key driver of record levels of merchandise gross margin, as faster inventory turns have resulted in much lower markdowns as a percent of sales. Going forward, we remain confident that our steadfast focus on diligently executing our off-price strategies will enable us to continue to deliver compelling bargains and achieve our targets for both sales and earnings growth in 2011 and beyond.”

     The Company will host a conference call on Thursday, March 17, 2011 at 11:00 a.m. Eastern time to provide additional details concerning the fourth quarter and fiscal year 2010 results and management’s outlook and plans for fiscal 2011. A real time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 706-645-9291, ID #47993893 until 8:00 p.m. Eastern time on March 24, 2011, as well as at the Company’s website address.

     Forward-Looking Statements: This press release and the recorded conference call on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the potential impact from the macro-economic environment and uncertainty in financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2009, Form 10-Qs for fiscal 2010 and Form 8-Ks for fiscal 2010 and fiscal 2011. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2010 revenues of $7.9 billion. As of February 26, 2011 the Company operated 988 Ross Dress for Less® (“Ross”) stores and 70 dd’s DISCOUNTS® locations, compared to 953 Ross and 54 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
	January 29,	January 30,	January 29,	January 30,
($000, except stores and per share data, unaudited)	2011	2010	2011	2010
Sales	$2,145,242	$1,979,839	$7,866,100	$7,184,213

Costs and Expenses
Costs of goods sold	1,562,355	1,462,581	5,729,735	5,327,278
Selling, general and administrative	319,624	286,114	1,229,775	1,130,813
Interest expense, net	2,513	2,604	9,569	7,593
Total costs and expenses	1,884,492	1,751,299	6,969,079	6,465,684

Earnings before taxes	260,750	228,540	897,021	718,529
Provision for taxes on earnings	98,954	85,657	342,224	275,772
Net earnings	$161,796	$142,883	$554,797	$442,757

Earnings per share
Basic	$1.40	$1.18	$4.71	$3.60
Diluted	$1.37	$1.16	$4.63	$3.54

Weighted average shares outstanding (000)
Basic	115,799	121,013	117,821	122,887
Diluted	117,938	123,355	119,902	125,014

Dividends
Cash dividends declared per share	$0.380	$0.270	$0.700	$0.490

Stores open at end of period	1,055	1,005	1,055	1,005

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	January 29,	January 30,
($000, unaudited)	2011	2010
Assets

Current Assets
Cash and cash equivalents	$833,924	$768,343
Short-term investments	3,204	1,754
Accounts receivable	45,384	44,234
Merchandise inventory	1,086,917	872,498
Prepaid expenses and other	63,807	58,618
Deferred income taxes	10,003	-
Total current assets	2,043,239	1,745,447

Property and equipment, net	983,776	942,999
Long-term investments	14,082	16,848
Other long-term assets	75,107	63,339
Total assets	$3,116,204	$2,768,633

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$767,455	$658,299
Accrued expenses and other	292,174	259,582
Accrued payroll and benefits	235,030	218,234
Income taxes payable	57,661	51,505
Deferred income taxes	-	2,894
Total current liabilities	1,352,320	1,190,514

Long-term debt	150,000	150,000
Other long-term liabilities	189,989	174,543
Deferred income taxes	91,203	96,283

Commitments and contingencies

Stockholders’ Equity	1,332,692	1,157,293
Total liabilities and stockholders’ equity	$3,116,204	$2,768,633

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
	January 29,	January 30,
($000, unaudited)	2011	2010
Cash Flows From Operating Activities
Net earnings	$554,797	$442,757
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	160,693	159,043
Stock-based compensation	36,551	25,746
Deferred income taxes	(17,977)	16,113
Tax benefit from equity issuance	15,412	8,582
Excess tax benefit from stock-based compensation	(14,746)	(7,291)
Change in assets and liabilities:
Merchandise inventory	(214,419)	8,560
Other current assets	(6,339)	(6,441)
Accounts payable	102,851	115,893
Other current liabilities	52,594	118,980
Other long-term, net	3,649	6,442
Net cash provided by operating activities	673,066	888,384

Cash Flows From Investing Activities
Additions to property and equipment	(198,651)	(158,487)
Proceeds from sales of property and equipment	-	10
Purchases of investments	(6,842)	(2,904)
Proceeds from investments	8,648	24,548
Net cash used in investing activities	(196,845)	(136,833)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	14,746	7,291
Issuance of common stock related to stock plans	36,479	49,393
Treasury stock purchased	(9,544)	(6,045)
Repurchase of common stock	(375,000)	(300,000)
Dividends paid	(77,321)	(55,202)
Net cash used in financing activities	(410,640)	(304,563)

Net increase in cash and cash equivalents	65,581	446,988

Cash and cash equivalents:
Beginning of year	768,343	321,355
End of year	$833,924	$768,343

Supplemental Cash Flow Disclosures
Interest paid	$9,668	$9,668
Income taxes paid	$330,589	$201,232

Non-Cash Investing Activities
Increase in fair value of investment securities	$490	$1,435